Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Long Mall Internet Technology Company Limited and Subsidiaries on Form S-1/A of our report dated November 16, 2020, with respect to our audits of the consolidated financial statements of Long Mall Internet Technology Company Limited and Subsidiaries for the years ended June 30, 2020 and 2019, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

March 4, 2021